Kranem Corporation Acquires Adora ICT Srl.

The Acquisition Provides Kranem with Access to the Data and
Systems Security Industry in Italy

December 27, 2011

SAN MATEO, CA –– Kranem Corporation (OTCBB: KRAN), announced that on December 21, 2011 it executed agreement to acquire privately-held Adora ICT Srl., a company specialized in evaluating data and systems security risks and recommending appropriate solutions. Adora processes a strong technical staff and a solid customer list. We anticipate that the acquisition will provide Kranem Corporation with an important presence in the Italian data security and analysis market. In 2010, Adora reported net revenue of over $4.0 million and was profitable.

Kranem’s CEO, Mr. Ajay Batheja stated, “We believe that the combination of our homeland security products with Adora’s technical expertise and solid customer base will be of benefit to both businesses. In addition, Kranem gains a new sales channel and access to major customers in the Italian data security and analysis market.” Kranem Corporation is a leading provider of digital security products and services driven by its InteliCENTER module, which provides an adaptive data analysis tool and dashboard that interacts with its supporting modules: InteliANALYZER, InteliSTRATEGIZER, InteliRETENTION, and InteliCURATOR. The supporting modules are described in more details below. Kranem’s homeland security products provide solutions to law enforcement agencies and the homeland security agencies in India, Africa and some other Asian countries. “We believe this acquisition will provide a strong opportunity to introduce Kranem’s homeland security products to the European law enforcement,” Mr. Batheja added.

Kranem’s primary product, InteliCENTER, is an Actionable Intelligence platform that facilitates the investigation and decision making process of government and law enforcement agencies. InteliCENTER acquires, correlates and analyzes large volumes of data received from varied information sources (such as telecommunications service providers, internet service providers, government agencies and other information systems) and provides intelligence to proactively counter criminal activities. Unstructured data includes cross-channel analysis of phone calls, Internet sessions, email, chat, instant messaging, video captured by closed circuit cameras and radio communications.

  InteliANALYZER conducts analysis of curated digital data and provides law enforcement and intelligence agencies with proactive intelligence. It offers focused investigative techniques for specific criminal activities and conducts real-time and historical analysis.

  InteliCURATOR acquires and analyzes a variety of disparate data sources. The data is gathered, processed, sorted, and stored per identity, so that a profile can be built on a suspect.

  InteliSTRATEGIZER produces configurable periodic reports for automatic pattern identification and recognition, social network analysis, trend analysis, dashboard monitoring, alarms and alerts to law enforcement agencies. This software provides law enforcement with the necessary information to detect suspicious activities in their early stages, allowing strategies to be developed based upon comprehensive situational awareness and knowledge driven insights

  InteliRETENTION is an integrated data retention solution built for the exact application of acquiring, storing and retrieving massive amounts of call detail records (CDRs) and internet protocol detail records (IPDRs) for law enforcement agency (LEA) requests. InteliRETENTION is linearly scalable and proven for capturing beyond tens of billions of CDRs/IPDR’s daily, which adds up to the storage of trillions of these records. The cost effective solution enables secure, near real-time retrieval and rapid analysis, cost effectively and securely.

About Kranem/Xalted Group:

The Kranem/Xalted Group is a leading global provider of end-to-end actionable Intelligence, Analytics and Revenue Maximization software and solutions serving some of the world's largest law enforcement agencies, government agencies and telecom and data services providers. By providing advanced tools to monitor communications and optimize decision making, the Kranem/Xalted Group helps law enforcement and government agency customers defend against security threats created by terrorists and criminal activity throughout the world. For telecom customers, the Kranem/Xalted Group provides software and solutions that are created to improve business performance, increase operational efficiency, maximize revenues and enhance safety and security.

The company is headquartered in San Mateo, California, USA, with additional offices located in Mumbai, Delhi, Bengaluru, and Baddi, India and Rome, Italy. For more information, please visit: www.kranem.com

Contact: Mr. Edward Miller
Chief Financial Officer
San Mateo, CA
Phone: 650-319-6743
edward.miller@kranem.com

Ms. Kamini Rupani
Director Investor Relations
Mumbai, India
Phone: +91 22 2287-6691
kamini.rupani@kranem.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are indicated by words such as “anticipates” and other similar words or phrases. Such forward-looking statements are subject to a number of risks and uncertainties that could cause the actual results or performance of the company to differ materially from those described herein, including but not limited to the impact of the global economic environment on the company's customer base (particularly telecom and law enforcement agencies) and the resulting uncertainties; changes in technology and market requirements; decline in demand for the company's products; inability to timely develop and introduce new software, services and applications; difficulties or delays in absorbing and integrating acquired operations, technologies and personnel; loss of market share; pressure on pricing resulting from competition; and inability to maintain certain marketing and distribution arrangements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Kranem Corporation undertakes no obligation to publicly release or otherwise disclose the result of any revision to these forward-looking statements that may be made as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.